Exhibit 99.6

CONSENT OF GREENHILL & CO., LLC

We hereby consent to (i) the use of our opinion letter, dated March 27, 2012, to the Board of Directors of Pentair, Inc. (“Pentair”) included as Annex E to the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Tyco Flow Control International Ltd. (“New Pentair”) relating to the proposed transaction involving Pentair and New Pentair and (ii) the references to such opinion in such proxy statement/prospectus under the captions “SUMMARY—Opinions of Pentair Financial Advisors”, “THE TRANSACTIONS—Background of the Merger”, “THE TRANSACTIONS—Pentair Reasons for the Merger” and “THE TRANSACTIONS—Opinions of Pentair Financial Advisors—Opinion of Greenhill”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

GREENHILL & CO., LLC

Date:	June 19, 2012	By:	/s/ Ricardo Lima
Name: Ricardo Lima
Title: Principal and Deputy General Counsel